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                                                                EXHIBIT  12.1



NRG ENERGY, INC.
Earnings to Fixed Charges
March 31, 1999 and March 31, 1998

                                                            3/31/98    3/31/99
                                                            -------    --------
EARNINGS:
    Income before taxes                                     (2,317)   (12,934)
    Less: Undistributed equity in earnings of              (12,541)     2,427
unconsolidated affiliates
    Add: Cash distribution from project termination              -          -
    Add: Fixed charges                                      11,872     11,462
                                                            ------     ------
                                                            (2,987)       955
                                                            ======     ======

FIXED CHARGES:
    Interest expense                                        11,453     11,059
    Interest capitalized                                        32         32
    Amortization of debt costs                                 259        235
    Approximation of interest in rental expense                128        136
                                                            ------     ------
                                                            11,872     11,462
                                                            ======     ======

RATIO OF EARNINGS TO FIXED CHARGES:                          -0.25       0.08
                                                            ======     ======

         Rent Expense                                      425,000    451,750
